Exhibit 12(a)(1)
MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND
MORGAN CREEK SERIES TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) shall apply to the Principal Executive Officer, Principal Financial Officer, Controller, Principal Accounting Officer and persons performing similar functions (the “Covered Officers,” each of whom is named in Exhibit A attached hereto) of the Morgan Creek Global Equity Long/Short Institutional Fund (the “Institutional Fund”), and Morgan Creek Series Trust (the “Open-End Fund” and collectively with the Institutional Fund, the “Funds”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds. Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to the Funds. All Covered Officers should conduct themselves such that a reasonable observer would have no grounds for belief that a conflict of interest exists. Covered Officers are not permitted to self-deal or otherwise to use their positions with the Funds to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the programs and procedures or codes of ethics of the Funds’ investment adviser or distributor.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund or a series of the Trust and its service providers, including the investment adviser, of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds, the investment adviser, or other service providers), be involved in establishing policies and implementing decisions that will have different effects on the service providers and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and their service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.
* * * *

Each Covered Officer must not:

•	use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of a Fund or a series of the Trust;

•	cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; or

•	retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations by a Fund or a series of the Trust of applicable rules and regulations that are made in good faith.

Each Covered Officer must discuss certain material conflict of interest situations with the Funds’ Audit Committee. Examples of such situations include:

•	service as a director, trustee, general partner, or officer of any unaffiliated business organization. This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of the Funds;

•	the receipt of any non-nominal gifts;

•	the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator, transfer agent, custodian or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund or a series of the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds.

•	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund or a series of the Trust to others, whether within or outside the Funds, including to the Funds’ Board, Audit Committee and independent auditors, and to governmental regulators and self-regulators and self-regulatory organizations.

•	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and their service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

•	It is the responsibility of each Covered Officer to promote and encourage professional integrity in all aspects of the Funds’ operations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), sign and return a report in the form of Exhibit B to the Funds’ compliance officer affirming that he or she has received, read, and understands the Code;

•	annually sign and return a report in the form of Exhibit C to the Funds’ compliance officer as an affirmation that he or she has complied with the requirements of the Code; and

•	notify the Funds’ Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Funds’ Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation including any approvals or waivers sought by the Covered Persons.

The Audit Committee will follow these procedures in investigating and enforcing this Code:

•	The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

•	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

•	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

•	If the Board concurs that a violation has occurred, it will notify the appropriate personnel of the applicable service provider and may dismiss the Covered Officer as an officer of the Funds.

•	The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’, investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Funds’ Board or Audit Committee.

VIII.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of a Fund or a series of the Trust, as to any fact, circumstance, or legal conclusion.

Date: October 4, 2010, amended December 4, 2012, amended December 7, 2015

Exhibit A

Persons Covered by this Code of Ethics:
Mark W. Yusko, President

Mark B. Vannoy, Treasurer

EXHIBIT B

INITIAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of Morgan Creek Global Equity Long/Short Institutional Fund and Morgan Creek Series Trust, dated October 4, 2010 (as amended December 4, 2012 and as amended December 7, 2015), and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Please sign your name here:

Please print your name here:

Please date here:

EXHIBIT C

ANNUAL CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics for Principal Executive and Senior Financial Officers of Morgan Creek Global Equity Long/Short Institutional Fund and Morgan Creek Series Trust, dated October 4, 2010 (as amended December 4, 2012 and as amended December 7, 2015) (the “Code”) and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of the Code during the period of _____________ through ______________.

Please sign your name here:

Please print your name here:

Please date here:

Exhibit 12(a)(4)

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND
MORGAN CREEK SERIES TRUST

Proxy Voting Policy and Procedures

The Board of Trustees of Morgan Creek Global Equity Long/Short Institutional Fund and Morgan Creek Series Trust (each a “Fund” and collectively “the Funds” or “Fund Complex”) hereby adopts the following policy and procedures with respect to voting proxies relating to portfolio securities held by the Fund Complex.

I.	Policy

It is the policy of the Board of Trustees of the Fund Complex to delegate the responsibility for voting proxies relating to portfolio securities held by the Fund Complex to Morgan Creek Capital Management, LLC (the “Adviser” or “Morgan Creek”) as a part of the Adviser’s general management of the Fund Complex, subject to the Board’s continuing oversight. The Adviser may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner substantially consistent with the policies of the Adviser and then ensure such proxies are voted on a timely basis.

II.	Fiduciary Duty

The right to vote a proxy with respect to portfolio securities held by the Fund Complex is an asset of the Funds or Trust. The Adviser, to which authority to vote on behalf of the Funds or Trust is delegated, acts as a fiduciary of the Fund Complex and must vote proxies in a manner consistent with the best interest of the Funds and their shareholders.

III.	Procedures

The following are the procedures adopted by the Board of Trustees for the administration of this policy:

A. Review of Adviser Proxy Voting Procedures. The Board of Trustees of the Fund Complex shall review and amend these procedures as they deem necessary and advisable. In addition, the Adviser shall notify the Board promptly of materials changes to its policies, procedures or other guidelines for voting proxies on behalf of the Fund Complex.

B. Voting Record Reporting. The Adviser shall provide the voting record information necessary for the completion and filing of Form N-PX for the Fund Complex at least annually. Such voting record information shall be in a form acceptable to the Fund Complex and shall be provided at such time(s) as are required for the timely filing of Form N-PX and at such additional time(s) as the Fund Complex and the Adviser may agree to from time to time. With respect to those proxies that the Adviser has identified as involving a conflict of interest1, the Adviser shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

[1]
As it is used in this document, the term “conflict of interest” refers to a situation in which the Adviser or affiliated persons of the Adviser have a financial interest in a matter presented by a proxy other than the obligation it incurs as investment adviser to the Funds which could potentially compromise the Adviser’s independence of judgment and action with respect to the voting of the proxy.

IV.	Revocation

The delegation by the Board of Trustees of the authority to vote proxies relating to portfolio securities of the Fund Complex is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V.	Annual Filing

The Fund Complex shall file an annual report of each proxy voted with respect to portfolio securities of the Fund Complex during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

VI.	Disclosures

The Fund Complex shall include in its registration statements:

1. A description of this policy and of the policies and procedures used by the Adviser to determine how to vote proxies relating to portfolio securities; and

2. A statement disclosing that information regarding how the Fund Complex voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund Complex’s toll-free telephone number; or through a specified Internet address; or both; and on the Securities and Exchange Commission’s (the “SEC”) website.

The Fund Complex shall include in its annual and semi-annual reports to shareholders:

3. A statement disclosing that a description of the policies and procedures used by or on behalf of the Fund Complex to determine how to vote proxies relating to portfolio securities of the Funds or series of the Trust is available without charge, upon request, by calling the Fund Complex’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and

4. A statement disclosing that information regarding how the Fund Complex voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund Complex’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

VII.	Review of Policy.

At least annually, the Board shall review this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Adopted: October 4, 2010, amended December 4, 2012 and August 25, 2014

I. PROXY VOTING

A. General Proxy Voting Policies

(1)	Voting in the Best Interests of Advisory Clients

Morgan Creek understands and appreciates the importance of proxy voting. To the extent that Morgan Creek has discretion to vote the proxies of its Advisory Clients, Morgan Creek will vote any such proxies in the best interests of Advisory Clients and Investors (as applicable) and in accordance with the procedures outlined below (as applicable).

It is the policy of the Board of Trustees of the Company to delegate the responsibility for voting proxies relating to portfolio securities held by the Company to Morgan Creek as a part of Morgan Creek’s general management of the Company, subject to the Board’s continuing oversight. The delegation by the Board of Trustees of the authority to vote proxies relating to portfolio securities of the Company is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

Morgan Creek may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner substantially consistent with the policies of the firm and then ensure such proxies are voted on a timely basis.

(2)	Applicability of Policy

It should be specifically noted that the Funds generally invest (directly or indirectly) in private investment funds. As such, it is expected that proxies received by Morgan Creek primarily will deal with matters related to the operative terms and business details of such private investment funds. Morgan Creek is not responsible for, and these procedures are not applicable to, proxies received by the investment managers of the underlying investment funds invested in by the Advisory Clients (related to issuers invested in by such underlying investment funds). To the extent that a Non-Discretionary Advisory Client accesses an underlying investment manager, it is understood that voting discretion related to issuers will generally be held by such underlying investment managers. Non-Discretionary Advisory Clients may request the view of Morgan Creek on proposed amendments or other changes to the operating documents of private investment funds. Morgan Creek will provide recommendations based on consideration for the individual needs and best interests of the client, which may differ from those of the Funds.

B. Proxy Voting Procedures

(1)	All proxies sent to Advisory Clients or the Company that are actually received by Morgan Creek (to vote on behalf of the Advisory Clients/ the Company) will be provided to the Chief Compliance Officer.

(2)	The Chief Compliance Officer will generally adhere to the following procedures (subject to limited exception):

(a)	A written record of each proxy received by Morgan Creek (on behalf of its Advisory Clients or the Company) will be kept in Morgan Creek’s files;

(b)	The Chief Compliance Officer will determine which of Morgan Creek’s Advisory Clients or the Company holds an interest in the private investment fund or security to which the proxy relates;

(c)	The Chief Compliance Officer will call a meeting (which may be via telephone) of the Chief Compliance Officer, Michael P. Hennessy, Josh S. Tilley and Mark B. Vannoy (collectively referred to as “Proxy Voting Committee”) and provide each member of the Proxy Voting Committee with:

(i)	a copy of the proxy;

(ii)	a list of the Advisory Clients or Company to which the proxy is relevant pursuant to Section XIX.B(2) above;

(iii)	the amount of votes controlled by each Advisory Client or Company; and

(iv)	the deadline that such proxies need to be completed and returned to the private investment fund or company in question.

(d)	Prior to voting any proxies, the Proxy Voting Committee will determine if there are any conflicts of interest related to the proxy in question in accordance with the general guidelines in Section XIX.C. below. If a conflict is identified, the Proxy Voting Committee will then make a determination (which may be in consultation with outside legal counsel) as to whether the conflict is material or not.

(e)	If no material conflict is identified pursuant to these procedures, the Proxy Voting Committee will make a decision on how to vote the proxy in question in accordance with the guidelines set forth in Section XIX.D. below. The Chief Compliance Officer will deliver the proxy in accordance with instructions related to such proxy in a timely and appropriate manner.

(f)	Although not presently intended to be used on a regular basis, Morgan Creek is empowered to retain an independent third party to vote proxies in certain situations (including situations where a material conflict of interest is identified).

C. Handling of Conflicts of Interest

(1)	As stated above, in evaluating how to vote a proxy, the Proxy Voting Committee will first determine whether there is a conflict of interest related to the proxy in question between Morgan Creek and its Advisory Clients or the Company. This examination will include (but will not be limited to) an evaluation of whether Morgan Creek (or any affiliate of Morgan Creek) has any relationship with the private investment fund (or such fund’s investment adviser or affiliate) or company to which the proxy relates outside an investment in such investment fund/company by an Advisory Client of Morgan Creek or the Company.

(2)	If a conflict is identified and deemed “material” by the Proxy Voting Committee, Morgan Creek will determine whether voting in accordance with the proxy voting guidelines outlined in Section XIX.D. below is in the best interests of affected Advisory Clients/ the Company (which may include utilizing an independent third party to vote such proxies).

(3)	With respect to material conflicts, Morgan Creek will determine whether it is appropriate to disclose the conflict to affected Advisory Clients/ the Company and Investors and give Investors the opportunity to vote the proxies in question themselves except that if the Advisory Client is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the investment management agreement between Morgan Creek and the ERISA Advisory Client reserves the right to vote proxies when Morgan Creek has determined that a material conflict exists that does affect its best judgment as a fiduciary to the ERISA Advisory Client, Morgan Creek will:

(a)	Give the ERISA Advisory Client the opportunity to vote the proxies in question themselves; or

(b)	Follow designated special proxy voting procedures related to voting proxies pursuant to the terms of the investment management agreements with such ERISA Advisory Clients (if any).

D. Voting Guidelines

(1)	In the absence of specific voting guidelines mandated by a particular Advisory Client or the Company, Morgan Creek will endeavor to vote proxies in the best interests of each Advisory Client/ the Company.

(2)	Although voting certain proxies may be subject to the discretion of Morgan Creek, Morgan Creek is of the view that voting proxies in accordance with the following general guidelines is in the best interests of its Advisory Clients and the Company:

(a)	Morgan Creek will generally vote in favor of routine corporate housekeeping proposals including, but not limited to, the following:

(i)	election of directors (where there are no related corporate governance issues);

(ii)	selection or reappointment of auditors; or

(iii)	increasing or reclassification of common stock.

(b)	Morgan Creek will generally vote against proposals that:

(i)	make it more difficult to replace members of the issuer’s board of directors or board of managers; and

(ii)	introduce unequal voting rights (although there may be regulatory reasons that would make such a proposal favorable to certain Advisory Clients of Morgan Creek and/or the Company).

(3)	For proxies addressing any other issues (which may include proposals related to fees paid to investment managers of underlying investment funds, redemption rights provided by underlying investment funds, investment objective modifications, etc.), Morgan Creek shall determine (which may be based upon the advice of external lawyers, compliance consultants or accountants) whether a proposal is in the best interest of affected Advisory Clients/ the Company. In doing so, Morgan Creek will evaluate a number of factors which may include (but are not limited to): (a) the performance of the underlying investment fund or company in question; and (b) a comparison of the proposed changes in terms to customary terms in the industry.

E. Disclosure of Procedures

Advisory Clients: Employees should note that a brief summary of these proxy voting procedures are included in Morgan Creek’s Form ADV Part II and will be updated whenever these policies and procedures are updated. The Chief Compliance Officer will be responsible for sending a copy of this summary to all existing Advisory Clients. Advisory Clients and Investors will also be provided with contact information as to how such Advisory Clients and Investors can obtain information about: (a) the details of Morgan Creek’s proxy voting procedures (i.e., a copy of these procedures); and (b) how Morgan Creek has voted proxies that are relevant to the affected Advisory Client or Investor.

The Company: The Company shall include in its registration statements: (a) a description of this policy and of the policies and procedures used by Morgan Creek to determine how to vote proxies relating to portfolio securities; and (b) a statement disclosing that information regarding how the Company voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Company’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

The Company shall include in their annual and semi-annual reports to shareholders: (a) a statement disclosing that a description of the policies and procedures used by or on behalf of the Company to determine how to vote proxies relating to portfolio securities of the Company is available without charge, upon request, by calling the Company’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and (b) a statement disclosing that information regarding how the Company voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Company’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

F. Record-Keeping Requirements

The Chief Compliance Officer will be responsible for maintaining files relating to Morgan Creek’s proxy voting procedures. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of Morgan Creek. Records of the following will be included in the files:

(1)	Copies of these proxy voting policies and procedures, and any amendments thereto;

(2)	A copy of each proxy statement that Morgan Creek actually receives; provided, however, that Morgan Creek may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available;

(3)	A record of each vote that Morgan Creek casts;

(4)	A copy of any document that Morgan Creek created that was material to making a decision how to vote the proxies, or memorializes that decision (if any); and

(5)	A copy of each written request for information on how Morgan Creek voted such proxies and a copy of any written response to any request for information on how Morgan Creek voted proxies on behalf of Advisory Clients/ the Company.

G. Company’s Annual Filing Requirement

The Company shall file an annual report of each proxy voted with respect to the portfolio securities of the Company during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

Morgan Creek shall provide the voting record information necessary for the completion and filing of Form N-PX for the Company at least annually. Such voting record information shall be in a form acceptable to the Company and shall be provided at such time(s) as are required for the timely filing of Form N-PX and at such additional time(s) as the Company and Morgan Creek may agree to from time to time. With respect to those proxies that Morgan Creek has identified as involving a conflict of interest2, Morgan Creek shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

[2]
As it is used in this document, the term “conflict of interest” refers to a situation in which Morgan Creek or affiliated persons of Morgan Creek have a financial interest in a matter presented by a proxy other than the obligation it incurs as investment adviser to the Company which could potentially compromise Morgan Creek’s independence of judgment and action with respect to the voting of the proxy.

H. Review of Proxy Voting Procedures

At least annually, each of Morgan Creek and the Board shall review this policy to determine its sufficiency and shall make and approve any changes that it deems necessary.

The Board of Trustees shall review and amend these procedures as they deem necessary and advisable. In addition, Morgan Creek shall notify the Board promptly of material changes to its policies, procedures or other guidelines for voting proxies on behalf of the Company.